Exhibit 23.3








                   Consent of KPMG LLP, Independent Auditors


The Board of Directors
ZiLOG, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about August 27, 2003 of our report dated February 3, 2003 with respect to the consolidated balance sheets of ZiLOG, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the eight months ended December 31, 2002, the four months ended April 30, 2002, and the year ended December 31, 2001 and the related financial statement schedule which report appears in the December 31, 2002 Annual Report on Form 10-K of ZiLOG, Inc.

Our report dated February 3, 2003, contains two explanatory paragraphs. The first paragraph states that effective as of January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The second paragraph states that the Company's plan of reorganization under Chapter 11 of the United States Bankruptcy Code became effective on May 13, 2002; however, for financial reporting purposes the effective date of the reorganization is considered to be April 30, 2002. As a result of the adoption of "fresh-start" reporting in accordance with Statement of Position No. 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the consolidated financial statements as of and for the eight months ended December 31, 2002 are presented on a different reporting basis than the periods before the emergence from bankruptcy, and are therefore not comparable.






Mountain View, California
August 27, 2003